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                                                                   EXHIBIT 10.20

                             CONSULTING AGREEMENT

     This Consulting Agreement ("Agreement") is made and entered into by and between TYLER CORPORATION, a Delaware corporation, (the "Company"), and JOSEPH
F. MCKINNEY, an individual resident of Dallas, Texas ("Consultant"), effective as of October 7, 1996.

     1. Consulting Relationship Consultant agrees to serve as a consultant to the Company, on the terms and conditions set forth in this Agreement. The parties agree that Consultant will be an independent contractor, not an employee.

     2. Services. Consultant agrees during the term of service as a consultant to devote such time and effort as shall be reasonably required of Consultant. All services rendered by Consultant on behalf of the Company shall be performed to the best of his ability and in furtherance of the welfare and objectives of the Company.

     3. Term. Consultant's term of service as a consultant to the Company under this Agreement shall commence on October 7, 1996, and shall terminate on October 6, 1997.

     4. Compensation. For all services rendered by Consultant under this Agreement, the Company shall pay Consultant, and Consultant agrees to accept as full consideration for his services as a consultant $475,000. Consultant shall bear all of Consultant's expenses incurred in the performance of this agreement.

     5. Confidentiality. During the term of this Agreement, Consultant will have access to and become familiar with various trade secrets, including, but not limited to, compilations of information, records, specifications, and other non-public information (all of which are hereinafter referred to as "Trade Secrets") which are owned by and are regularly used in the business of the Company and its affiliates. Consultant acknowledges that such Trade Secrets are valuable assets of the Company, the disclosure of which would cause loss of profits and goodwill to the Company. Consultant shall not directly or indirectly disclose any of the Trade Secrets or use any of them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of rendering services on behalf of the Company pursuant to this Agreement. All files, records, documents, drawings, specifications, information , data, and similar items relating to the business of the Company and its affiliates, whether prepared by Consultant or otherwise coming into his possession, shall remain the exclusive property of the Company and its affiliates and shall not be used under any circumstances without the prior written consent of the Company, and in any event shall be promptly delivered to the Company upon the termination of Consultant's employment hereunder. For the purpose of this Agreement, an "affiliate" of the Company shall be deemed to be any natural person or entity that controls, is controlled by, or is under common control with the Company.

     6. Effect of Termination on Compensation. If this Agreement terminates because of the death of Consultant, any amount that may be due to him hereunder as of the date of his death shall be paid to his estate.

     7. Compliance With Laws. Consultant represents and warrants to the Company that, during the term of this Agreement, he shall not (i) take any action the taking of which would result in, or (ii) fail to take any action if such failure would result in, the violation by the

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Company of any statute, judicial ruling, regulation, rule, procedure, or other binding legal provision of the United States or of any other jurisdiction.

     8. Assignment. This Agreement is personal to the parties and may not be assigned in any way by either.

     9. Notices. All notices required or permitted to be given to either party hereto shall be in writing and shall be deemed to have been duly given when actually delivered or when mailed by registered or certified mail, postage prepaid, return receipt requested, to such party at the appropriate one of the following addresses:

                 If to the Company:  Tyler Corporation
                                     2121 San Jacinto Street
                                     Suite 3200
                                     Dallas, Texas  75201

                 If to Consultant:   Joseph F. McKinney
                                     4222 University Boulevard
                                     Dallas, Texas  75205

Either party may change his address by giving notice of change of address to the other party.

     10. Company Contracts. Consultant shall have no right or authority at any time to make any contract or binding promise of any nature on behalf of the Company, whether oral or written, without the express written consent of the Company.

     11. Costs of Enforcement. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, court costs, and necessary disbursements in addition to any other relief to which he or it may be entitled.

     12. Miscellaneous. Whether or not specifically required under the terms of this Agreement, each party hereto shall execute and deliver such documents and take such further action as shall be necessary in order for such party to perform all of his or its obligations specified herein or reasonably implied from the terms hereof.

     IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.

                                 TYLER CORPORATION
                                 By:  /s/Richard W. Margerison
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                                 CONSULTANT

                                 /s/Joseph F. McKinney
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                                 Joseph F. McKinney